June 1997


                            DESCRIPTION OF ISSUANCE,
                      TRANSFER, AND REDEMPTION PROCEDURES FOR CONTRACTS
                      PURSUANT TO RULE 6E-3(T)(B)(12)(III)
                           FOR MODIFIED SINGLE PREMIUM
                        VARIABLE LIFE INSURANCE POLICIES
                                    ISSUED BY
                     UNITED OF OMAHA LIFE INSURANCE COMPANY


This document sets forth the current administrative procedures that will be followed by United of Omaha Life Insurance Company (the "Company", "we", "us", "our") in connection with its issuance of individual modified single premium variable life insurance policies (the "Policies"), the transfer of assets held thereunder, and the redemption by Policyowners ("Owners") of their interests in those Policies. Capitalized terms used herein have the same meaning as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy as filed with the Securities and Exchange Commission ("Commission").

I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUMS

        A. OFFER OF THE POLICIES, APPLICATIONS, INITIAL PREMIUMS, UNDERWRITING REQUIREMENTS, AND ISSUANCE OF THE POLICIES

               1. OFFER OF THE POLICIES. The Policies will be offered and sold for premiums pursuant to established premium schedules and underwriting standards in accordance with state insurance laws. Initial premium payments for the Policies and related insurance charges will not be the same for all Owners whose Policies have the same Specified Amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays a premium and related insurance charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as age, sex, health and occupation. A uniform premium and insurance charge for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk. Although there will be no uniform insurance charges for all Insureds, there will be a uniform insurance rate for all Insureds of the same risk class. A description of the Expense Charges under the Policy, which includes a cost of insurance charge and Expense Charges. 2. APPLICATION. To purchase a Policy, an individual must submit an application and provide evidence of insurability of the Company. The initial premium also must be paid before the Company will issue the Policy. The Company will not issue a Policy if the Insured is older than age 90. Before accepting an application, the Company conducts underwriting to determine insurability. The Company reserves the right to reject an application or premium for any reason. If a Policy is not issued, the Company will return any premium payment the Owner submitted. If a Policy is issued, it will be effective on the date of issue.

               3. PAYMENT OF INITIAL PREMIUM. The minimum initial premium for a Policy is $20,000. The initial premium will be credited to the Policy on the date the Policy is issued. Premiums will be allocated to the Money Market portfolio until the Allocation Date. The Policy Owner may purchase a Policy with the proceeds of another life insurance policy, provided a new application is completed. It may not be advantageous to replace existing insurance with a Policy.

               4. UNDERWRITING REQUIREMENTS. Under current underwriting rules, which are subject to change, proposed insureds between the ages of 45 - 80, with initial premiums of $100,000 or less, are eligible for simplified underwriting without a medical examination if their application responses meet simplified underwriting standards. Full underwriting standards will apply to all other proposed Insureds.

               5. ISSUANCE OF THE POLICY AND DETERMINATION OF POLICY DATE. Once the Company has received the initial premium and underwriting has been approved, the Policy will be issued on the date the Company has received the final requirement for issue. In the case of simplified underwriting, the Policy will be issued or coverage denied within 3 business days of receipt of premium. Since the Policy Date will generally be the date the Company receives the initial premium, coverage under a Policy may begin before it is actually issued. In addition to determining when coverage begins, the Policy Date determines Monthly Deduction Dates, Policy years/months/anniversaries.

         B. DETERMINATION OF OWNER OF THE POLICY. The Policy Owner possesses the rights to benefits under the Policy during the lifetime of the Insured; the Policy Owner may or may not be the Insured.

         C.    PAYMENT AND ACCEPTANCE OF ADDITIONAL PREMIUMS.


                1. PROCEDURES FOR ACCEPTING ADDITIONAL PREMIUM PAYMENTS. Additional payments may be made until the Insured attains age 90, subject to our underwriting requirements and the following rules. Except with respect to additional payments required in a grace period, an additional payment must be at least $5,000, and only one additional payment may be made each Policy Year. A payment received after issuance of the Policy while a loan is outstanding generally is treated first as repayment of Policy loan interest, second as repayment of a Policy loan, and last as additional Premium, unless the Policy Owner designate otherwise in writing when submitting the payment to us.

               No additional Premium payments may be made on or after age 90 of the Insured, except as may be required in a grace period. The tax consequences associated with continuing a Policy beyond age 90 of the Insured are unclear. A tax advisor should be consulted on this issue.

               Because any additional premium payment will result in an increase in the Policy's Specified Amount, we will require satisfactory evidence of insurability before accepting additional premiums after the date of issue. However, we reserve the right to reject an additional payment for any reason. If additional Premium is accepted, we will credit it to the Policy's Accumulation Value pursuant to the current accumulation instructions, unless the Policy Owner provides other instructions as of the date underwriting was completed.

               2. GRACE PERIOD. LAPSE. AND REINSTATEMENT. If there is no outstanding Policy loan, the Policy will lapse if, on a Monthly Deduction Date, the Accumulation Value is insufficient to cover the Monthly Deduction due on that date (subject to the Guaranteed Death Benefit provision; and a grace period expires without a sufficient premium payment. If there is an outstanding loan, the Policy will lapse on any Monthly Deduction Date when the Cash Surrender Value is insufficient to cover the Monthly Deduction and any loan interest due, subject to the Grace Period provision. The Company allows a 61 day grace period to make a premium payment sufficient to cover the Monthly Deduction and any loan interest due. The grace period begins the day the Company mails notice to the Policy Owner of the insufficiency. The Policy will terminate as of the first day of the grace period if necessary additional premium is not paid. Payment received during the grace period is first applied to repay Policy debt before the remaining amount of the payment is applied as additional Premium to keep the Policy in force.

               Insurance coverage continues during the grace period, but the Policy will be deemed to have no Accumulation Value for purposes of Policy loans, surrender and withdrawals. If the Insured dies during the grace period, the Death Benefit proceeds payable during the grace period will equal the amount of the Death Benefit in effect immediately prior to the commencement of the grace period less any due and unpaid Monthly Deduction. A lapse of the Policy may result in adverse tax consequences.

        D.     ALLOCATION AND CREDITING OF INITIAL AND ADDITIONAL PREMIUMS

               1. THE VARIABLE ACCOUNT. The variable benefits under the Policies are supported by the United of Omaha Life Insurance Company's Separate Account B (the "Variable Account"). The Variable Account will invest in shares of one or more managed investment companies ("Funds"), each of which will have multiple investment portfolios.

                2. ALLOCATIONS AMONG THE SUB-ACCOUNTS. The Variable Account consists of sub-accounts (the "Sub-Accounts"), each of which invests in a portfolio of a Fund. Premiums and Policy Value are allocated to the Sub-Accounts in accordance with the following procedures.

                      A. ALLOCATION OF INITIAL PREMIUM. Upon completion of underwriting, the Company will either issue a Policy, or deny coverage and return all premiums. If a Policy is issued, the initial premium payment, plus an amount equal to the interest that would have been earned during the freelook period had the initial premium been invested in the Money Market Sub-Account since the date of receipt of the premium, will be allocated on the date the Policy is issued according to the initial premium allocation instructions specified on the application.

                      B. ALLOCATION OF ADDITIONAL PREMIUMS. The number of Accumulation Units to be credited to a Policy with each premium, other than the initial premium and additional premiums requiring underwriting, will be determined on the date the request or payment is received in good order by the Company if such date is a Valuation Day; otherwise such determination will be made on the next succeeding date which is a Valuation Day.

                      C. CALCULATION OF ACCUMULATION UNIT VALUE. After the first Policy year (Date of Issue in Indiana), loans may be taken for amounts up to 90% of Cash Surrender Value (100% in Florida) at a net interest rate charge of 1.5%. Preferred loans are currently available (with a net interest rate charge of 0%). The Policy may be surrendered in full at any time for its Cash Surrender Value, or part of the Accumulation Value may be withdrawn. After the first Policy year, up to 15% of the Accumulation Value as of the first withdrawal that Policy Year may be withdrawn each Policy year without charge. A nine year declining surrender charge of up to 9.5% of each premium paid will apply to a full surrender and all other partial withdrawals. Federal taxes and tax penalties may also apply. Fixed and variable payment options are available.

II.     TRANSFERS AMONG ACCOUNTS

        A.     TRANSFER PRIVILEGE
        Subject to the limitations and restrictions described below, transfers out of a Subaccount of the Variable Account may be made any time after the Right to Examine period and prior to death or the Policy Maturity Date, by sending written notice, signed by the Policy Owner, to the Company. The Policy Owner may make transfers, partial withdrawals, and/or change the allocation of subsequent Premium payments, by telephone if the Policy Owner previously authorized telephone transactions in writing to us. We will not be liable for following instructions communicated by telephone that we believe to be genuine. However, we will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. If we fail to do so, we may be liable for any losses due to unauthorized or fraudulent instructions. All telephone requests will be recorded on voice recorder equipment for the Policy Owner's protection. When making telephone requests, the Policy Owner will be required to provide his/her social security number and/or other information for identification purposes. The Company reserves the right, at any time and without notice to any party, to modify the transfer privileges under the Policy. Transfers are effective on the date we receive the Policy Owner's request.

        After the Right to Examine period, the Policy Owner can transfer Accumulation Value from one Subaccount of the Variable Account to another, or from the Variable Account to the Fixed Account or from the Fixed Account to any Subaccount of the Variable Account within certain limits. The minimum amount which may be transferred is the lesser of $500 or the entire Subaccount Value. If the Subaccount Value remaining after a transfer is less than $500, the Company will include that amount as part of the transfer. Transfers out of a Subaccount currently may be made as often as the Policy Owner wishes, subject to the minimum amount specified above (the Company reserves the right to otherwise limit or restrict transfers in the future or to eliminate the transfer privilege). The Company reserves the right to restrict transfers from the Variable Account to the Fixed Account of amounts previously transferred from the Fixed Account for up to six months.

        A transfer  fee of $10 may be imposed  for any  transfer in excess of 12
        per  Policy  Year.   The  transfer  fee  is  deducted  from  the  amount
        transferred. The first 12 transfers each Policy year are free.

        Transfers from the Fixed Account currently may be made once each Policy Year. Transfers from the Fixed Account do not count toward the 12 free transfer limit described above, and no transfer charge will be imposed on transfers from the Fixed Account. Moreover, the maximum amount that can be transferred out of the Fixed Account during any Policy Year is 10% of the Fixed Account Value on the date of the transfer.

        The Policy is designed as a long-term investment to provide death benefit protection, and may also be used as a part of the Policy Owner's other financial planning. The Policy is not intended for active trading or "market timing." Excessive transfers could harm other Policy Owners by having a detrimental effect on portfolio management (which could occur, for example, if it caused excessive commission expense or caused the manager to keep higher cash reserves than otherwise). Therefore, the Company reserves the right to limit the number of transfers from the Subaccounts of the Variable Account and the Fixed Account if: (a) the Company believes that excessive trading by the Policy Owner or a specific transfer request would have a detrimental effect on Accumulation Value or the share prices of the Portfolios; or (b) the Company is informed by one or more of the Series Funds that the purchase or redemption of shares is to be restricted because of excessive trading or a transfer or group of transfers is deemed to have a detrimental effect on share prices of one or more Portfolios or the Variable Account.

        Where permitted by law, the Company may accept the Policy Owners' authorization of third party reallocation on the Policy Owner's behalf, subject to the Company's rules. The Company may suspend or cancel such acceptance at any time. For example, third party reallocation by "market timers" could be suspended if they cause harm to other Policy Owners. The Company will notify the Policy Owner of any such suspension or cancellation. The Company may restrict the availability of Subaccounts and the Fixed Account for Transfers during any period in which the Policy Owner authorize such third party to act on the Policy Owner's behalf. The Company will give the Policy Owner prior notification of any such restrictions. However, the Company will not enforce such restrictions if the Company is provided with satisfactory evidence that:
        (a) such third party has been appointed by a court of competent jurisdiction to act on the Policy Owner's behalf; or (b) such third party has been appointed by the third-party to act on the third-party's behalf for all the Policy Owner's financial affairs.

        B.     TRANSFER CHARGES
        A transfer  fee of $10 may be imposed  for any  transfer in excess of 12
        per  Policy  Year.   The  transfer  fee  is  deducted  from  the  amount
        transferred. The first 12 transfers each Policy Year are free.

        C.     DOLLAR COST AVERAGING PLAN

        Dollar cost averaging is a process whose objective is to shield investments from short term price fluctuations. Since the same dollar amount is transferred to selected Subaccounts each month, over time more purchases of Portfolio shares are made when the value of those shares is low, and fewer shares are purchased when the value is high. As a result, a lower than average cost of purchases may be achieved over the long term. While this process allows the Policy Owner to take advantage of investment price fluctuations, it does not assure a profit or protect against a loss in declining markets.

        The Company's dollar cost averaging program allows the Policy Owner to automatically transfer, on a periodic basis, a predetermined amount or percentage specified by the Policy Owner from any one Subaccount or the Fixed Account to any Subaccount(s) of the Variable Account. The automatic transfers can occur monthly, quarterly, semi-annually, or annually, and the amount transferred each time must be at least $100 and must be $50 per Subaccount. At the time the program begins, there must be at least $5,000 of Accumulation Value in the applicable Subaccount or the Fixed Account being transferred from. If transfers are made from the Fixed Account, the maximum periodic transfer amount is 10% of that account's value at the time of election, or a sufficient amount to provide transfers for 10 months. There is no maximum transfer amount requirement out of the Subaccounts of the Variable Account.

        The Policy Owner can request participation in the Dollar Cost Averaging program when purchasing the Policy or at a later date. Transfers will begin on the first or 15th day (or, if not a Valuation Date, the next following Valuation Date) of the month, as specified by the Policy Owner, during which the request is processed. The Policy Owner can specify that only a certain number of transfers will be made, in which case the program will terminate when that number of transfers has been made. Otherwise, the program will terminate when the amount remaining in the applicable Subaccount or, if applicable, the Fixed Account, is less than $500.

        The Policy Owner can increase or decrease the amount or percentage of the transfers or discontinue the program by notifying the Company of the change. There is no charge for participation in this program.

        D.     ASSET ALLOCATION PROGRAM

        Under the Asset Allocation Program, the Policy Owner can instruct us to allocate premium and Accumulation Value among the Subaccounts of the Variable Account and the Fixed Account pursuant to allocation instructions you specify or recommended by us and approved by the Policy Owner. We will rebalance the Policy Owner's Policy's assets on a quarterly, semi-annual or annual basis, as specified by the Policy
        Owner, to ensure conformity with the Policy Owner's allocation instructions. Such asset rebalancing is intended to transfer cash value from Subaccounts that have increased in value to those that have declined, or not increased as much, in value. Over time, this method of investing may help the Policy Owner to "buy low and sell high," although there can be no assurance this objective will be achieved.

        Transfers of Accumulation Value made pursuant to this program will not be counted in determining whether the Transfer Fee applies. At the time the program begins, there must be at least $20,000 of Accumulation Value under the Policy.

        The Policy Owner can request participation in the Asset Allocation Program when purchasing the Policy or at a later date. The Policy Owner can change the Policy Owner's allocation percentage or discontinue the program by notifying us of the change. There is no charge for participation in this program.

III. "REDEMPTION" PROCEDURES: RIGHT TO EXAMINE. DEATH BENEFIT. GUARANTEED DEATH BENEFIT. POLICY LOANS. SURRENDERS. PARTIAL WITHDRAWALS. SURRENDER CHARGE. WAIVER OF SURRENDER CHARGE. REDEMPTION'S FOR CHARGES DEDUCTED UNDER THE POLICY. PAYMENT OPTIONS. SUSPENSION OF VALUATION. PAYMENTS. AND TRANSFERS. AND MATURITY DATE.

        A.     RIGHT TO EXAMINE

        If the Policy Owner is not satisfied with the Policy, the Policy Owner may return it to us or our agent within 10 days (or more where required by applicable State insurance law) after the Policy Owner receives the Policy or 45 days after the Policy Owner signed the application, whichever is later. We will cancel the Policy as of the date any insurance became effective and refund the premiums paid within seven days after we receive the returned policy.

        B.     DEATH BENEFIT

        The death benefit equals the greater of:

               (a) the initial Specified Amount plus any later increase and less any later decrease;
               (b) the policies' Accumulation Value on the date of death multiplied by the corridor percentage for the Insured's attained age; or
               (c) Proceeds paid would be reduced by any Policy loan balance and unpaid loan interest.

        C.     GUARANTEED DEATH BENEFIT

        If no Policy loans are taken, we guarantee coverage will remain in force until the 15th policy anniversary (or the maximum lesser duration the Policy Owner's State allows) or the policy anniversary next following the Insured's 75th (70th in Texas) birthday, whichever is earlier.

        D.     POLICY LOANS

        After the first Policy Year (from the Date of Issue in Indiana), the Policy Owner may obtain a loan for up to 90% of the Cash Surrender Value (100% in Florida) less loan interest to the end of the Policy Year, and less the Monthly Deduction amount sufficient to continue this Policy in force for one month. This Policy must be assigned to the Company as sole security for the loan. The Company will transfer all loan amounts from the Fixed Account and the Subaccounts to the Loan Account. The amounts will be transferred on a pro rata basis.

        Loan interest is payable at a rate of 5.7% in advance (6.0% effective annual rate). Interest is due on each Policy Anniversary. If the interest is not paid when due, the Company will transfer an amount equal to the unpaid loan interest from the Fixed Account and the Subaccounts, to the Loan Account on a pro rata basis. The Company will credit 4.5% interest to any amounts in the Loan Account, except amounts equal to a Preferred Loan as described below, for a net annual Loan interest rate of 1.5%.

        The death benefit will be reduced by the amount of any loan outstanding on the date of the Insured's death. The Company may defer making a loan for six months unless the loan is to pay premiums to the Company.

        A Preferred Loan is available on any date when the sum of the Cash Surrender Value plus any outstanding non-preferred loans exceeds the total of all premiums paid since issue. The amount available for a Preferred Loan is the amount of such excess. A Preferred Loan will be credited with 6% interest, for a net annual Preferred Loan interest rate of 0%.

        All or part of a loan may be repaid at any time while the Policy is in force. The amount of a loan repayment will be deducted from the Loan Account and will be allocated among the Fixed Account and the Subaccounts in the same percentages as premiums are currently allocated.

        E.     SURRENDERING THE POLICY FOR CASH SURRENDER VALUE

        While the Insured is alive, the Policy Owner may terminate this Policy for its Cash Surrender Value. If the Policy Owner requests a cash surrender, the Policy must be returned to the Company to receive the Cash Surrender Value

        With  regard  to  amounts  allocated  to the  Fixed  Account,  the  Cash
        Surrender  Value  will be equal to or  greater  than  the  minimum  Cash
        Surrender Values required by the State in which this Policy was delivered. The value is based on the Commissioners 1980 Standard Mortality Table, the insured's age at last birthday, with interest at 4.5%. The maximum applicable Surrender Charge is 9.50%. Also, a 10% federal tax penalty may apply. The Company may defer payment of a cash surrender from the Fixed Account for up to six months.

        F.     PARTIAL WITHDRAWALS

        After the first Policy Year, the Policy Owner may withdraw part of the Accumulation Value. Withdrawals are made first from earnings and then from Premiums paid, beginning with the earliest Premium payment. The minimum partial withdrawal amount is $500. The maximum partial withdrawal amount is an amount such that the remaining Accumulation Value is not less than $20,000.

        Each Policy year the Policy Owner may withdraw, without a surrender charge, the greater of:

               (a) 15% of the Accumulation Value as of the first withdrawal that Policy year; or
               (b) that portion of the Accumulation Value which is in excess of total premiums paid.

        Partial withdrawals in excess of this amount may be subject to a Surrender Charge of up to 9.5%. The Surrender Charge is a percentage of the premiums withdrawn. The applicable percentage varies according to the length of time since the premium was paid. The percentages are shown on the data pages.

        The amount of cash withdrawal requested and any Surrender Charge will be deducted from the Accumulation Value on the date we receive the Policy Owner's written request. Partial withdrawals will result in cancellation of Accumulation Units from each applicable Subaccount. In the absence of instructions from the Policy Owner, amounts will be deducted from the Subaccounts and the Fixed Account on a pro rata basis. No more than a pro rata amount may be withdrawn from the Fixed Account for a partial withdrawal. The Company reserves the right to defer withdrawals from the Fixed Account for up to six months from the date the Company receives the Policy Owner's written request.

        The Specified Amount will be reduced in the same proportion as the Accumulation Value is reduced as a result of any partial withdrawal.

        G.     SURRENDER CHARGE

        If a Policy is totally surrendered or lapses or a partial withdrawal is made, the Company may deduct a Surrender Charge from the amount requested to be surrendered. The percentage varies according to the length of time since each premium was paid. Any applicable Surrender Charge will be deducted on a full surrender or a partial withdrawal. The Surrender Charge period and the amount of the Surrender Charge are shown in the following table:

           YEARS SINCE
          PREMIUM PAYMENT       SURRENDER CHARGE
               1                     9.50%
               2                     9.50
               3                     9.50
               4                     9.00
               5                     7.50
               6                     6.00
               7                     4.50
               8                     3.00
               9                     1.50
           10 & later                 0

        H.     WAIVER OF SURRENDER CHARGE

        The Company will waive the Surrender Charge upon partial withdrawals and surrenders in the event the Policy Owner become confined to a hospital or nursing home, disabled, diagnosed with a terminal illness or unemployed, become an organ transplant donor or recipient, experience significant damage to the Policy Owner's residence, or upon the death of the Policy Owner's spouse or minor dependent.

        I.     REDEMPTION CHARGES DEDUCTED UNDER THE POLICY

               1. DEDUCTIONS FOR INITIAL AMOUNT. We deduct no charges from Premium before allocation to the Variable Account, although the Monthly Deduction includes deductions for cost of insurance charges and for expense charges, and a Surrender Charge based on Premium may apply to surrenders or partial withdrawals during the Surrender Charge period.

               2. MONTHLY DEDUCTION. We deduct a charge from the entire Accumulation Value on each Monthly Deduction Date. This Monthly Deduction equals the cost of insurance charge (no cost of insurance charge is deducted on or after the Policy Anniversary when the age of the Insured is equal to 100) for the current month, plus the expense charge (annualized charge is 1.53% for the first ten Policy Years and 1.14% for Policy Years thereafter).

               Each charge is calculated as a percentage of Accumulation Value (including amounts of Accumulation Value moved to the Loan Account as collateral for Policy loans) in the following manner: first, all charges, other than the cost of insurance charge, are calculated, based on the Accumulation Value on the Monthly Deduction Date (before monthly charges are deducted, but reflecting charges deducted from Subaccount assets), and then deducted. The cost of insurance charge is then calculated based on the Accumulation Value for that date, as reduced by all other charges deducted that day. The Monthly Deduction is deducted pro rata from the Accumulation Value in the Subaccounts, the Fixed Account, and the Loan Account.

               3. CHARGES DEDUCTED ON SURRENDER OR PARTIAL WITHDRAWAL. If the Policy is surrendered or lapses or a partial withdrawal is taken during the Surrender Charge period (which is the first nine Years after each premium payment), a Surrender Charge may be deducted. This charge declines over the course of the Surrender Charge period. Any Surrender Charge deduction is deducted pro rata from the Accumulation Value in the Subaccounts and the Fixed Account.

               4. COST OF INSURANCE CHARGE This charge is deducted from the Policy's Accumulation Value on each Monthly Deduction Date, as part of the Monthly Deduction. This charge is no longer deducted beginning on the Policy anniversary next following the Insured's 100th birthday if coverage beyond maturity is elected.

               The cost of insurance charge covers the cost of providing insurance protection under the Policy. Currently, the amount of this charge is based on the rate class of the Insured and Policy accumulation value and duration. The Company assigns Insureds to rate classes based on underwriting conducted when it receives a Policy application. Currently, the Company assigns Insureds to the following rate classes: preferred and standard. Once a Policy is issued, an Insured's rate class does not change except if an additional premium is submitted and the underwriting review determines that the Insured qualifies for a better rate class. If the Insured qualifies for a better rate class, the rate class for the additional premium will be used for cost of insurance charges under the entire Policy.

               Currently,   the  cost  of  insurance  charge  for  a  Policy  is
               calculated as a percentage of the Accumulation Value on the Monthly Deduction Date. The charge is based on the duration of the Policy, and the Insured's rate class. The current monthly rates for these classes are equivalent to the annual percentage rates shown in the following table:

                         POLICY YEAR(S)      ACCUMULATION VALUE  ACCUMULATION
                                             OF   $45,000  OR    VALUE
                                             LESS.               GREATER  THAN
                                                                 $45,000.
                 PREFERRED RATE CLASS
                 1-10                        0.70%               0.60%
                 11 and later                0.60%               0.50%
                 STANDARD RATE CLASS
                 1-10                        1.30%               1.20%
                 11 and later                0.94%               0.84%

               The Company reserves the right to change the cost of insurance charges upon appropriate regulatory approval.

               For purposes of determining the current cost of insurance charge on a Monthly Deduction Date, all other charges included in the Monthly Deduction are calculated and deducted from the Policy's Accumulation Value, and then the applicable cost of insurance percentage is applied to the remaining Accumulation Value.

               The cost of insurance charge deducted on a Monthly Deduction Date is guaranteed not to exceed the amount calculated using the guaranteed cost of insurance rates set forth in the Policy for that date. The maximum cost of insurance charge for a Monthly Deduction Date determined is equal to the "net amount at risk" under the Policy, multiplied by the guaranteed cost of insurance rate for that date. The net amount at risk is determined on the last day of the Policy Month. The amount at risk at any point in time is just the death benefit at that point in time, less the Accumulation Value at that point in time after deducting the Expense Charge and the cost of any Policy riders.

               The guaranteed cost of insurance rate for a Monthly Deduction Date under a Policy depends on the Insured's sex and age on the first day of a Policy Year.

               Current cost of insurance rates are more favorable for preferred rate class than for standard rate class Insureds. Within a given class, guaranteed cost of insurance rates are generally more favorable for Insureds of lower ages than for Insureds of higher ages, and are generally more favorable for female Insureds than for male Insureds.

               If a Policy loan is outstanding, and the Cash Surrender Value on a Monthly Deduction Date is not enough to cover the entire Monthly Deduction and any loan interest due for the Policy Month, the Company will notify the Policy Owner that the Policy is going to terminate unless a sufficient payment is made within the 61-day grace period.

               5. TAX EXPENSE CHARGE. The Company will deduct this charge as part of the Monthly Deduction from the Accumulation Value on each Monthly Deduction Date for the first ten Policy Years. The annual rate of this charge is 0.39% of the Accumulation Value and is to reimburse the Company for State premium taxes, federal deferred acquisition cost taxes, and related administrative expenses.

               6. ADMINISTRATIVE EXPENSE CHARGE. This charge is deducted from the Policy's Accumulation Value on each Monthly Deduction Date, as part of the Monthly Deduction. This charge is currently set at an annual rate of 0.24% of the Accumulation Value on each Monthly Deduction Date. This charge is for the cost of administering the Policies (such as the cost of processing Policy transactions, issuing Policy Owner statements and reports, and record keeping), as well as legal, actuarial, systems, mailing and other overhead costs connected with our variable life insurance operations.

               7. ANNUAL MAINTENANCE FEE. If the aggregate premiums paid on a Policy are less than $50,000, the Company will deduct from the Account Value an Annual Maintenance Fee of $35 on each Policy Anniversary. This fee will help reimburse the Company for administrative and maintenance costs of the Policies. The sum of the monthly administrative charges and the annual maintenance fee is designed not to exceed the anticipated cost the Company incurs in providing administrative services under the Policies.

               8. DUE AND UNPAID PREMIUM TAX CHARGE. During the first nine Policy Years, a charge for due and unpaid premium tax will be imposed on full or partial withdrawals in excess of the Free Withdrawal Amount. This charge is shown below, as a percentage of the Account Value withdrawn:

                         --------------------- --------------------------
                         YEAR                  PERCENTAGE OF ACCOUNT
                                               VALUE WITHDRAWN
                         --------------------- --------------------------
                         1                     2.25%
                         --------------------- --------------------------
                         2                     2.00%
                         --------------------- --------------------------
                         3                     1.75%
                         --------------------- --------------------------
                         4                     1.50%
                         --------------------- --------------------------
                         5                     1.25%
                         --------------------- --------------------------
                         6                     1.00%
                         --------------------- --------------------------
                         7                     0.75%
                         --------------------- --------------------------
                         8                     0.50%
                         --------------------- --------------------------
                         9                     0.25%
                         --------------------- --------------------------
                         10                    0.00%
                         --------------------- --------------------------

               After the ninth Policy Year, no due and unpaid premium tax charge will be imposed.

        J.     PAYMENT OPTIONS

               OPTION 1 -- PROCEEDS HELD ON DEPOSIT AT INTEREST. While the Proceeds are held by the Company, the company will annually:
                       (a)  pay interest to the Payee; or
                       (b)  add interest to the Proceeds.
                OPTION 2 -- INCOME OF A SPECIFIED  AMOUNT.  The Company will pay the Proceeds in monthly installments of a specified amount until the Proceeds, with interest, have been fully paid.
                OPTION 3 -- INCOME FOR A SPECIFIED PERIOD.  The Company will pay the Proceeds in installments for the number of years the Policy Owner chooses. The monthly incomes for each $1,000 of Proceeds, shown in the table set forth in the Policy, include interest. The Company will provide the income amounts for payments other than monthly upon request.
                OPTION 4 -- LIFETIME  INCOME.  The Company will pay the Proceeds as a monthly income for as long as the Payee lives. The following guarantees are available:

                       GUARANTEED PERIOD - The monthly income will be paid for a
                      certain number of years and as long thereafter as the Payee lives; or
                       GUARANTEED  AMOUNT  (INSTALLMENT  REFUND)  - The  monthly
                      income will be paid until the sum of all payments equals the Proceeds placed under this option and as long thereafter as the Payee lives.

               If a fixed Payment Option is chosen, the monthly income will be the amount computed using either the Lifetime Monthly Income Table set forth in the Policy (which is based on the 1983a Mortality Table and interest at 3% or, if more favorable to the Payee, our then current lifetime monthly income rates for payment of Proceeds. If a variable Payout Option is chosen, all variable payments, other than the first variable payment, will vary in amount according to the investment performance of the applicable Subaccounts.

               NOTE CAREFULLY. If no guarantee is elected, then IT WOULD BE POSSIBLE FOR ONLY ONE PAYMENT TO BE MADE if the Payee(s) were to die before the due date of the second payment; only two Payments if the Payee(s) were to die before the due date of the third payment; and so forth. When the last Payee dies, we will pay to the estate of that Payee any remaining guaranteed Payments under a fixed payout option.

                OPTION  5 -- LUMP  SUM.  The  Proceeds  will be paid in one sum.
               OPTION 6 -- ALTERNATIVE SCHEDULE. Upon request and if available, the Company will provide payments for other options, including joint and survivor periods. Certain options may not be available in some States.

               If variable payments are being made under Option 2 or 6 and do not involve life contingencies, then the Policy Owner may surrender the Policy and receive the commuted value of any unpaid payments.

               Additional information about any Payout Option may be obtained by contacting us.

        K.     SUSPENSION OF VALUATION, PAYMENTS, AND TRANSFERS

        The Company will suspend all procedures requiring valuation of the Variable Account (including transfers, surrenders and loans) on any day the New York Stock Exchange is closed or trading is restricted due to an existing emergency as defined by the Securities and Exchange Commission, or on any day the Commission has ordered that the right of surrender of the Policies be suspended for the protection of Policy Owners, until such condition has ended.

         L.    MATURITY DATE.

        The Policy's maturity date is the Policy Anniversary next following the Insured's 100th birthday. On the maturity date we will pay the Policy Owner the Policy's Accumulation Value, less any loan and unpaid loan interest, if (a) the Insured is then living; (b) this Policy is in force; and (c) coverage beyond maturity is not elected. The Policy may terminate prior to the maturity date if the premiums paid are insufficient to continue this Policy in force. If the Policy does continue in force to the maturity date, it is possible there will be little or no Cash Surrender Value at that time. Policy values will be affected by the investment experience of the Variable Account and to the extent cost of insurance charges are more favorable than guaranteed charges.